Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of August 1, 2019 (the "Effective Date"), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the "Company"), and Stephanie Ferris (the "Employee"). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Purpose. The purpose of this Agreement is to amend and restate all prior agreements between Company, and any of its affiliates and predecessors (except as stated herein), and Employee relating to the subject matter of this Agreement, to recognize Employee's significant contributions to the overall financial performance and success of Company, to protect Company's business interests through the addition of restrictive covenants, and to provide a single, integrated document which shall provide the basis for Employee's continued employment by Company.
2.    Employment and Duties. Subject to the terms and conditions of this Agreement, Company employs Employee to serve as a Chief Operating Officer, reporting directly to the Chief Executive Officer of the Company, with responsibilities for various operations and functions of the Company as designated by the Company’s Chief Executive Officer, which may change from time to time, or in such other capacity as may be mutually agreed by the parties. Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position. Employee shall devote substantially all business time, attention and effort to the performance of duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the Company, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict unreasonably with Employee's duties. Employee shall be permitted to serve on the board of directors of Lululemon and may consider other boards of companies that do not create conflicts of interest with the Company or impact the ability of Employee to fulfill her duties hereunder subject to the approval of the Chief Executive Officer.
3.    Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date or, if later, ending on the last day of any extension made pursuant to the next sentence, subject to prior termination as set forth in Section 8 (such term, including any extensions pursuant to the next sentence, the "Employment Term"). The Employment Term shall be extended automatically for one (1) additional year on the second anniversary of the Effective Date and for an additional year each anniversary thereafter unless and until either party gives written notice to the other not to extend the Employment Term before such extension would be effectuated.
4.    Salary. During the Employment Term, Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $600,000 per year, payable at the time and in the manner dictated by Company's standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without Employee's express written consent except in the case of a salary decrease for all executive officers of the Company at the discretion of the Company (such annual base salary, including any increases, the "Annual Base Salary").
5.    Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and long-term incentive plans which Company or an affiliate of Company may from time to time make available to Employee, Employee shall be entitled to the following during the Employment Term:

(a)
Employee will receive an annual bonus for 2019 under the Worldpay Variable Compensation Plan, which shall be payable at the same time the Company pays annual bonuses to its officers on or before March 15, 2020. Commencing in 2020, Employee will be eligible to receive an annual incentive bonus opportunity under Company's annual officer incentive plan for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Company ("Annual Bonus"). Employee's target Annual Bonus shall be no less than 100% of Employee's then current Annual Base Salary, with a maximum of up to 2 times target (collectively, the target and maximum Annual Bonus are referred to as the "Annual Bonus Opportunity"). Employee's Annual Bonus Opportunity may be periodically reviewed and increased by the Company, but may not be decreased without Employee's express written consent. Employee’s Annual Bonus is subject to the Company’s clawback policy, pursuant to which the Company may recoup all or a portion of any bonus paid if, after payment, there is a finding of fraud, a restatement of financial results, or errors or omissions discovered that call into question the business results on which the bonus was based. If owed pursuant to the terms of the plan, the Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates.

(b)	eligibility to participate in Company's equity incentive plans.

(c)
with respect to equity awards granted to Employee while employed by Worldpay prior to the Effective Date (“Worldpay Equity”), such awards shall continue to vest pursuant to their existing vesting schedules; provided, that (i) the stock options granted to Employee on March 1, 2019 and (ii) the performance awards granted to Employee on March 2, 2018 and March 1, 2019 shall each be amended to provide for quarterly vesting (and initial exercisability in respect of the stock options) of unvested amounts in eight substantially equal quarterly installments (instead of annual or cliff vesting provided in such current agreements) commencing on the last day of the month that is three (3) months after the Effective Date with all vesting (and initial exercisability) to be completed on or prior to 24 months following the Effective Date (the last potential vesting installment period falling immediately prior to the second anniversary of the Effective Date) and with settlement in the case of the performance awards pursuant to the terms of the applicable award.

(d)	all other benefits and incentive opportunities made available to similarly situated executives. This would include any relocation assistance required and access to of

Company planes for business travel and personal travel subject to availability and Company policy.

6.    Compensation Policies. Company has adopted certain compensation related policies and stock ownership guidelines that apply to Employee. Employee acknowledges that, as a corporate officer, he is encouraged to maintain, within a reasonable period of time, an ownership level in Company stock (including option, restricted stock, performance unit or other equity based incentive award value) of at least two (2) times his annual base salary and that following the vesting of any restricted shares granted to him, Employee must hold 50% of those shares for at least six (6) months for as long as Employee is employed by the Company. Employee further represents that he has read and understands the Company’s policies regarding insider trading and prohibiting the hedging and pledging of Company stock.
7.    Vacation. For and during each calendar year within the Employment Term, Employee shall be entitled to four weeks of paid vacation annually plus recognized Company holidays.
8.    Expense Reimbursement. In addition to the compensation and benefits provided herein, Company shall, upon receipt of appropriate documentation, reimburse Employee each month for reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses incurred during the Employment Term to the extent such reimbursement is permitted under Company's expense reimbursement policy.
9.    Termination of Employment. Company or Employee may terminate Employee's employment at any time and for any reason in accordance with Subsection (a) below. The Employment Term shall be deemed to have ended on the last day of Employee's employment. The Employment Term shall terminate automatically upon Employee's death.

(a)
Notice of Termination. Any purported termination of Employee's employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the "Date of Termination" and, with respect to a termination due to "Cause", "Disability" or "Good Reason", sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from Company shall specify whether the termination is with or without Cause or due to Employee's Disability. A Notice of Termination from Employee shall specify whether the termination is with or without Good Reason.

(b)
Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of Employee's death. If the Company disagrees with an Employee’s designated Date of Termination, the Company shall have the right to set an alternative earlier final Date of Termination, which, in and of itself, shall not change the characterization of the termination (e.g., from an Employee Termination Without Good Reason to a Company Termination Without Cause).

(c)
No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)
Cause. For purposes of this Agreement, a termination for "Cause" means a termination by Company based upon Employee's: (i) persistent knowing failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (iii) conviction of, or pleading nolo contendere to, criminal activities involving dishonesty or moral turpitude; (iv) material breach of this Agreement; (v) material breach of the Company's business policies, accounting practices or standards of ethics; or (vi) intentional failure to materially cooperate with or impeding an investigation authorized by the Board; provided, however, that no such event described in subsections (i), (ii), (iv), (v), or (vi) above shall constitute Cause unless: (1) Employer gives Notice of Termination to Employee specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event and (2) Employee fails to cure the condition or event constituting Cause within thirty (30) days following receipt of Employer's Notice of Termination. Notwithstanding the foregoing, “Cause” shall have the meaning ascribed to such term in the Worldpay, Inc. Executive Severance Plan, as amended and restated as of March 17, 2019 (the “Plan”) for purposes of any Worldpay Equity awards and the severance benefits under Section 10(a)(ii) of this Agreement.

(e)
Disability. For purposes of this Agreement, a termination based upon "Disability" means a termination by Company based upon Employee's entitlement to long-term disability benefits under Company's long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.

(f)
Good Reason. For purposes of this Agreement, a termination for "Good Reason" means a termination by Employee based upon the occurrence (without Employee's express written consent) of any of the following:

(i)
a material diminution in Employee's Annual Base Salary (except as provided hereinabove) or Annual Bonus Opportunity or a reduction in Employee’s reporting line (i.e. not reporting to the Chief Executive officer of the Company) or material reduction in Employee’s duties, responsibilities, or authority as they exist on the Effective Date;

(ii)	a demotion in Employee’s title to any level below Chief Operating Officer;

(iii)	a material breach by Company of any of its obligations under this Agreement;

(iv)	a material change in the geographic location of Employee's principal working location (Cincinnati, Ohio) of more than thirty-five (35) miles; or

(v)	if Employee receives notice of intent not to renew this Agreement within one year of a Change of Control (as defined in the Company’s 2008 Omnibus Incentive Plan, as amended and restated.
Notwithstanding the foregoing, Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate Employee for Cause shall not constitute Good Reason. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Employee gives Notice of Termination to Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event and (2) Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee's Notice of Termination.
10.    Obligations of Company Upon Termination.

(a)	Termination by Employee for Good Reason Up to Two Years After the Effective Date.
(i)    Notwithstanding the deadlines to terminate Employee’s employment for Good Reason in the Plan or in Worldpay Equity grant agreements with Employee, upon ninety (90) days written notice to the Company, which notice is effective during the period commencing six (6) months after the Effective Date up until the second anniversary of the Effective Date, Employee may terminate his employment for Good Reason (a “Worldpay Good Reason”) as defined under the Plan (having already met the definition of Good Reason under the Plan), and such a termination would then be treated as a Qualifying Termination during a Change of Control Protection Period (as defined under the Plan) and Employee shall be entitled to the severance benefits for such a Qualifying Termination under the Plan (without taking into account any reductions of base salary under this Agreement) and any vesting acceleration rights granted under the Worldpay Equity grant agreements for termination for Worldpay Good Reason under the Plan definitions. In such instance, Employee shall additionally be entitled to any Accrued Obligations as defined hereunder and those benefits listed in Section 10(b) below except that any FIS equity awards granted to Employee after the Effective Date would vest and accelerate only for any calendar year or for any longer performance period in which Employee has worked for the Company in excess of six (6) months (at target for any performance criteria). In the event an integration incentive plan is established for senior officers of the Company based upon performance goals related to the integration of Worldpay after its merger with the Company, and Employee terminates his employment for Worldpay Good Reason, the Company would vest and accelerate the payment and settlement of a pro rata amount of Employee’s award at target based upon the amount of the Company’s target reached at the time of Employee’s termination or the closest period thereto which can be confirmed by outside auditors in accordance with such plan’s requirements. For avoidance of doubt, any benefits in Section 10(b) for which Employee qualifies under this section shall be granted only to the extent not duplicative (in category or amount) of the benefits to be received under the Plan. All rights of Employee under the Plan and Employee’s Worldpay Equity grant agreements to seek a Worldpay Good Reason termination under the Plan shall terminate upon the day after the second anniversary of the Effective Date, and thereafter any such termination by Employee for Good Reason shall be governed solely by this Agreement and events occurring after the Effective Date. For all other purposes (and as stated in the following subsection), this Agreement shall supersede the Plan other than as specifically referenced herein. For avoidance of doubt, during the period prior to the second anniversary of the Effective Date, Employee may terminate his employment for Good Reason under this Agreement, subject to the Company’s right to cure, for reasons listed under Sec.9(f) above, but in no event shall Employee receive any benefits in Section 10(b) to the extent they are duplicative (in category or amount) of the benefits to be received under the Plan (e.g., he cannot receive severance and bonus under the Plan and under the Agreement).
(ii)    If Employee is terminated by the Company for any reason other than Cause, (except for Death and Disability as governed by Section 10(d) below) or terminates employment for Good Reason (other than due to a Worldpay Good Reason which is covered under Section 10(a)(i) above), during the period ending on the second anniversary of the Effective Date, Employee shall be entitled to those post termination payments and benefits set forth in Section 10(a)(i) above and the equity vesting set forth in Section 10(b)(iv) below.
(iii)    Company shall pay Employee the following (collectively, the "Accrued Obligations"): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination; (C) any accrued but unused vacation pay; and (D) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the prior calendar year.

(b)
Termination by Company for a Reason Other than Cause, Death or Disability and Termination by Employee for Good Reason After the Expiration of the Period Covered under Section 10(a) Hereof. If Employee's employment is terminated during the Employment Term by: (1) Company for any reason other than Cause, Death or Disability; or (2) Employee for Good Reason - both of which will be considered involuntary terminations:

(i)	Company shall pay Employee the Accrued Obligations;

(ii)
Company shall pay Employee no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual Annual Bonus that would have been earned by Employee for the year in which the Date of Termination occurs, ignoring any requirement under the Annual Bonus Plan that Employee must be employed on the payment date (using Employee's Annual Bonus Opportunity for the prior year if no Annual Bonus Opportunity has been approved for the year in which the Date of Termination occurs), multiplied by the percentage of the calendar year completed before the Date of Termination;

(iii)
Subject to Section 26(b) hereof, the Company shall pay Employee as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, a lump-sum payment equal to 200% of the sum of: (A) Employee's Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which Employee did not expressly consent in writing); and (B) the target Annual Bonus in the year in which the Date of Termination occurs;

(iv)
All stock option, restricted stock, performance unit and other equity-based incentive awards granted by Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be; and

(v)
As long as Employee pays the full monthly premiums for COBRA coverage, Company shall provide Employee and, as applicable, Employee's eligible dependents with continued medical and dental coverage, on the same basis as provided to Company's active executives and their dependents until the earlier of: (i) 18 months after the Date of Termination; or (ii) the date Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, Company shall pay Employee a lump sum cash payment equal to eighteen monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.

(c)
Termination by Company for Cause and by Employee without Good Reason. If Employee's employment is terminated during the Employment Term by Company for Cause or by Employee without Good Reason, Company's only obligation under this Agreement shall be payment of any Accrued Obligations

(d)
Termination due to Death or Disability. If Employee's employment is terminated prior to the second anniversary of the Effective Date due to death or disability, Employee shall be entitled to those post termination payments and benefits set forth in Section 10(a)(i) above and vesting and payment of all equity-based incentive awards as provided in Section 10(b)(iv). For the remainder of Employee’s employment after the second anniversary after the Effective Date, if Employee’s employment is then terminated during the Employment Term due to death or Disability, Company shall pay Employee (or to Employee's estate or personal representative in the case of death), as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination: (i) any Accrued Obligations; plus (ii) a prorated Annual Bonus based upon the target Annual Bonus Opportunity in the year in which the
Date of Termination occurred (or the prior year if no target Annual Bonus Opportunity has yet been determined) multiplied by the percentage of the calendar year completed before the Date of Termination; plus (iii) the unpaid portion of the Annual Base Salary that would have been paid through the remainder of the Employment Term but for the termination due to Disability; plus (iv) vesting and/or payment of all equity-based incentive awards as provided in Section 10(b)(iv); provided that the amount Annual Base Salary due Employee following a termination for Disability shall be reduced by the benefit due for the remainder of the Employment Term under any supplemental disability insurance policy provided under Section 5(c) of this Agreement at the Company’s expense.

11.    Non-Delegation of Employee's Rights. The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.
12.    Confidential Information. Employee will occupy a position of trust and confidence and will have access to and learn substantial information about Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of Company and its affiliates. Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of Company and/or its affiliates, as the case may be. Employee will keep confidential and, outside the scope of Employee's duties and responsibilities with Company and its affiliates, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to Company's or its affiliates' methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by Company or any of its affiliates, nor will Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, during the Employment Term and at all times thereafter Employee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Employee utilize any such information, either alone or with others, outside the scope of Employee's duties and responsibilities with Company and its affiliates.

13.	Non-Competition.

(a)
During Employment Term. During the Employment Term, Employee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to Company and its affiliates, and will not engage in any way whatsoever, directly or indirectly, in any business that is a direct competitor with Company's or its affiliates' principal business, nor solicit customers, suppliers or employees of Company or affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with Company's or its affiliates' principal business. In addition, during the Employment Term, Employee will undertake no planning for or organization of any business activity competitive with the work performed as an employee of Company, and Employee will not combine or conspire with any other employee of Company or any other person for the purpose of organizing any such competitive business activity.

(b)
After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of Company and its affiliates as a result of employment. The parties further acknowledge that the scope of business in which Company and its affiliates are engaged as of the Effective Date is international and very competitive and one in which few companies can successfully compete. Competition by Employee in that business after the Employment Term would severely injure Company and its affiliates. Accordingly, for a period of one (1) year after Employee's employment terminates for any reason whatsoever, Employee agrees: (1) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with Company or its affiliates in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of Company or an affiliate.

14.    Return of Company Documents. Upon termination of the Employment Term, Employee shall return immediately to Company all records and documents of or pertaining to Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of Company or its affiliates. For the avoidance of doubt, Employee may make an electronic copy and retain his personal correspondence and any information necessary for him to file his personal tax returns.
15.    Improvements and Inventions. Any and all improvements or inventions that Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of Company and its affiliates and not produced within the scope of Employee's employment hereunder, shall be the sole and exclusive property of Company. Employee shall, whenever requested by Company, execute and deliver any and all documents that Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.
16.    Actions and Survival. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that Company will not have an adequate remedy at law in the event of a failure by Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, in the event of a breach of this Agreement by Employee, Company shall have the right, among other rights, to damages sustained thereby and to seek an injunction or decree of specific performance from a court of competent jurisdiction to restrain or compel Employee to perform as agreed herein. Notwithstanding any termination of this Agreement or Employee's employment, Section 10 shall remain in effect until all obligations and benefits resulting from a termination of Employee’s employment during the Employment Term are satisfied. In addition, Sections 11 through 27 shall survive the termination of this Agreement or Employee’s employment and shall remain in effect for the periods specified therein or, if no period is specified, until all obligations thereunder have been satisfied. Nothing in this Agreement shall in any way limit or exclude any other right granted by law or equity to Company.
17.    Release. Notwithstanding any provision herein to the contrary, Company may require that, prior to payment, distribution or other benefit under this Agreement (other than due to Employee's death), Employee shall have executed a complete release of Company and its affiliates and related parties in such form as attached hereto, and any waiting periods contained in such release shall have expired. With respect to any release required to receive payments, distributions or other benefits owed pursuant to this Agreement, Company must provide Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by Employee and returned to Company, unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.
18.    No Mitigation. Company agrees that, if Employee's employment hereunder is terminated during the Employment Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by Company hereunder. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits or otherwise.
19.    Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.
20.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Duval County, Florida.

21.    Successors. This Agreement may not be assigned by Employee. In addition to any obligations imposed by law upon any successor to Company, Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption by a successor shall be a material breach of this Agreement. Employee agrees and consents to any such assumption by a successor of Company, as well as any assignment of this Agreement by Company for that purpose. As used in this Agreement, "Company" shall mean Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.
22.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
23.    Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants in this Agreement.
24.    Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:
To Company:
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Chief Legal Officer

To Employee:

Stephanie Ferris
[at address last provided by Employee in WorkDay]

25.    Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

26.    Tax.

(a)
Withholding. Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings Company is required to deduct pursuant to state, federal or local laws.

(b)
Section 409A. This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Code, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service ("Section 409A"), to the extent applicable. The Company and Employee will cooperate in good faith to revise any provision of this Agreement which is determined to violate Section 409A if necessary in order to comply with 409A while attempting to preserve the original economic intent of the parties to the maximum extent reasonably possible. To the extent Employee is a "specified employee" under Section 409A, no payment, distribution or other benefit described in this Agreement constituting a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) to be paid during the six-month period following a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) will be made during such six-month period. Instead, any such deferred compensation shall be paid on the first business day following the six-month anniversary of the separation from service or as soon as practicable following Employee’s death. In no event may Employee, directly or indirectly, designate the calendar year of a payment. Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of the Employee's taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Excise Taxes.    If any payments or benefits paid or provided or to be paid or provided to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with Company or its subsidiaries or the termination thereof (a "Payment" and, collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the Code (the "Scaled Back Amount"). Any such election must be in writing and delivered to Company within thirty (30) days after the Date of Termination. If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, they shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first. Notwithstanding the foregoing, in the event that any Payments would be subject to Excise Tax as a result of the change in control of Worldpay, the Excise Tax provisions of the Plan shall govern in lieu of this paragraph .
IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:	/s/ Marc M. Mayo
Its:	Corporate Executive Vice President and Chief Legal Officer

/s/ STEPHANIE FERRIS